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                                                                   EXHIBIT 10.1


January 8, 2002



Dear Leigh:


I am pleased to extend to you an offer of employment for the position of President and CEO of Verilink Corporation. The terms and conditions of your employment will be as follows:

1. Your employment will commence on January 8, 2002. You will report to Verilink's Board of Directors.

2. Your base compensation will initially be $12,692.30, paid bi-weekly in accordance with standard Verilink policy (annualized salary of $330,000). Any increase in salary is at the sole discretion of the Board of Directors. Any additional payments to you under profit sharing or incentive compensation plans will be made at the sole discretion of the Board of Directors. Any such additional payments will be applied to your loans from Verilink until the loans are paid in full.

3. You will receive such benefits as are granted to other executive officers of Verilink. Verilink will provide you and your family with temporary local housing at a reasonable cost to Verilink, subject to the review and approval by the Board of Directors. In addition, Verilink shall reimburse you for your reasonable moving costs and travel associated with you and your family's move, subject to the review and approval of the Board of Directors. Verilink will provide you with medical, dental and vision insurance plans on the same basis as the same are made available to other executive officers.

4. Contingent upon your acceptance of this offer of employment, and subject to the Board of Directors' approval, Verilink will grant you a Non-Qualified Stock Option which gives you the right to purchase, under terms stated in a Stock Option Agreement, 800,000 shares of Verilink Common Stock at the fair market value as determined by the Board of Directors on the date of the grant. The Non-Qualified Stock Option will be immediately exercisable, but will be subject to a repurchase right that will lapse in increments over 4 years at the rate of 2.08% (1/48th) at the end of each month, assuming continuous employment. Should Verilink consummate a transaction resulting in a Change of Control (as defined by the standard form of change of control agreement currently used by Verilink), all remaining repurchase rights subject to the Non-Qualified Stock Option shall expire at the conclusion of such a Change of Control transaction. You shall have 12 months from the date of one of the following applicable events to exercise the Non-Qualified Stock Option resulting from either: 1) your leaving Verilink's employ, or 2) the closing of a transaction resulting in a Change of Control (but only if the Non-Qualified Stock Option is assumed by the acquiror and not otherwise terminated, along with all other outstanding options, in connection with the Change of Control). The Non-Qualified Stock Option shall be subject to all other terms of Verilink's 1993 Stock Option Plan.


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January 8, 2002
Page 2


5. Should you be involuntarily terminated by Verilink, other than for Cause or due to a disability, whether or not a Change of Control has occurred, you will receive as liquidated damages a severance amount (payable in a lump sum or substantially equal monthly installments, as determined by Verilink in its sole discretion) equal to the number of months you have been employed since January 2002 to a maximum of 12 months salary (the "Severance Amount"), plus applicable medical and dental benefits. Any portion of the Severance Amount that becomes due under this agreement will be first applied by Verilink to any outstanding indebtedness under your loans from Verilink with the balance, if any, paid directly to you. For purposes of this agreement, the term "Cause" means any act or failure to act involving dishonesty towards Verilink; unethical business practices; embezzlement or misappropriation of corporate funds, property or proprietary information; unreasonable and willful refusal to perform the duties required by Verilink; willful breach of this agreement or habitual neglect of duties and responsibilities, other than due to illness or disability; aiding and abetting a competitor; or participation in any fraud or any criminal activities.

6. Verilink and Belden agree to complete mutually acceptable loan and security documentation as soon as is practicable prior to February 6, 2002 to reflect that (1) principal and interest on Belden's outstanding loans from Verilink currently due March 31, 2002 will be due and payable in one installment on March 31, 2003, with interest accruing at the stated rate until paid; (2) a total of 891,280 shares of Verilink's common stock are pledged to secure the outstanding loans with the remaining shares held by Belden, Beltech, Inc. and by Deborah Tinker Belden as Trustees U/A 12/9/88 subject to a "negative pledge" such that the proceeds of the sale of any such shares would be automatically applied to repayment of the loans; and (3) Verilink and Belden will cooperate to facilitate the use of Verilink stock to pay or fund the payment of outstanding loans, subject to applicable law.

7. Subject to any severance benefits described in this agreement, your employment with Verilink is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Verilink is free to conclude its at-will employment relationship with you at any time, with or without cause.

8. This offer of employment is contingent upon the completion of customary documentation to the satisfaction of Verilink's Human Resource Department.

9. You shall continue to serve as a member of Verilink's Board of Directors. Your non-employee director's stock options shall remain outstanding and continue to vest and will be exercisable, to the extent vested, so long as you remain a member of the Board of Directors. Your non-employee director's fees and eligibility for future option awards as a non-employee director will cease upon your taking office as CEO as contemplated by this Agreement.


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January 8, 2002
Page 3


10. This agreement shall not affect Verilink's obligation, effective upon your again leaving Verilink's employ, to maintain the insurance specified in Item #4 of the retirement agreement between Verilink and you, dated April 9, 1999.

11. This agreement may not be modified or amended except by an instrument in writing, signed by Verilink and by you.

This offer remains effective until January 11, 2002. Please acknowledge your acceptance by signing this agreement and returning it to me at your earliest convenience.


Sincerely,

VERILINK CORPORATION

/s/ Howard Oringer
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Howard Oringer
Chairman of the Board


I accept the foregoing offer:


/s/ Leigh S. Belden
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Leigh S. Belden

Date:             01/08/2002
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